EXHIBIT 12.2

                 UNION OIL COMPANY OF CALIFORNIA AND CONSOLIDATED SUBSIDIARIES
                       COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
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                                                                      For the Nine Months
                                                                      Ended September 30,
                                                                 -------------------------------
Millions of dollars                                                   2002                 2001
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
Earnings from continuing operations                                  $ 258                $ 648
Provision for income taxes                                             208                  451
Minority Interests                                                       2                   38
Distributions greater than earnings from equity investments              1                   44
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         Earnings subtotal                                             469                1,181
Fixed charges included in earnings:
   Interest expense                                                    134                  145
   Interest portion of rentals                                          14                   15
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         Fixed charges subtotal                                        148                  160
Earnings from continuing operations
   available before fixed charges                                    $ 617               $1,341
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Fixed charges:
   Fixed charges included in earnings                                $ 148                $ 160
   Capitalized interest                                                 33                   19
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         Total fixed charges                                         $ 181                $ 179
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Ratio of earnings from operations
   to fixed charges                                                    3.4                  7.5
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
(a)  Includes pre-tax Impairment of:                                    27                    -

The ratio of earnings, excluding impairment, to fixed charges would be:3.6                  7.5

(b)  Calculated as one-third of operating rental expense.

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